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                                                                    Exhibit 99.1

                             FOR IMMEDIATE RELEASE

DECEMBER  13, 2002

       CHAMPPS ENTERTAINMENT INC. ANNOUNCES $15,000,000 PRIVATE PLACEMENT
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         LITTLETON, COLO, DECEMBER 13, 2002- Champps Entertainment, Inc.
(Nasdaq:CMPP) owner and operator of Champps restaurants nationwide, today announced that it has entered into definitive agreements for the private placement of $15,000,000 of the Company's 5.5% convertible subordinated notes due December 15, 2007 and warrants to purchase 386,961 shares of common stock at $11.10 per share. The private placement is expected to close on December 16, 2002.

The Company intends to use the net proceeds from the sale to pay off higher interest debt and for general corporate purposes, including working capital, and capital expenditures for new restaurants.

         Upon issuance, the investors may convert the notes into the Company's common stock at any time prior to the scheduled maturity date of December 15, 2007. The conversion price is $10.66 per share, which represents a 20% premium over the closing price of the Company's common stock on December 12, 2002. If fully converted, the Notes will convert into 1,407,129 shares of the Company's common stock. The Company has the right to automatically convert the notes into common stock if the common stock trades above a specified target price. The Company may force the exercise of the warrants under certain circumstances prior to their expiration date.

         The Securities are being sold to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended. U.S. Bancorp Piper Jaffray served as the placement agent.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Littleton, Colo.-based Champps Entertainment, Inc. currently owns and operates 38 and franchises 12 Champps Americana restaurants in 18 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps presents an exciting environment through the use of videos, music, sports and promotions.



Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and

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uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission. The words "believe," "estimate," "expect," "intend," "anticipate," "should" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.